Exhibit 10.28

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement” or “Release”) is entered into by and between Mark E. Mosteller (“Employee”) and GTx, Inc. (“GTx” or the “Company”).

A.                                    Employee was employed by GTx from August 6, 2001 until December 31, 2013 (date of “Separation from Service”) at which time his/her employment was terminated due to a reduction in force.

B.                                    Though it has no obligation to do so, GTx desires to provide certain severance benefits to Employee in consideration of a final and complete resolution, with prejudice, of any and all matters between them relating to Employee’s employment with GTx, the terms and conditions of that employment, and the termination of that employment.

NOW, THEREFORE, the Parties, in consideration of the above and the agreements and covenants herein, agree as follows:

1.                                      Payment.  As consideration for Employee’s execution of this Agreement, Employee shall be entitled to receive the severance benefits set forth below (collectively, the “Severance Benefits”):

1.1.                            GTx shall pay Employee a gross amount equal to (i) Two Hundred Forty Thousand, Six Hundred Forty-Two and 75/100 dollars ($240,642.75) (“Amount”), equivalent to nine (9) months of Employee’s base salary, and (ii) Fourteen Thousand Dollars (the “Additional Amount”), to partially offset the costs attributable to the loss of certain Employee benefits for a period of six (6) months.. The Amount and the Additional Amount, less applicable taxes and withholdings required by law, will be paid by check or direct deposit to Employee’s bank account payable to Mark E. Mosteller within thirty (30) days following Employee’s Separation from Service.  GTx will issue Employee an IRS Form W-2 for the Amount.  Employee expressly understands and agrees that (i) GTx shall not be required to make any further payment, for any reason whatsoever, to him/her or on his/her behalf regarding any claim or right whatsoever which might possibly be asserted by him/her, and (ii) GTx, by entering into this Agreement, in no way admits that it treated him/her unlawfully or unfairly in any way.  Employee acknowledges that this Agreement is not an admission of liability or fault by GTx, by whom liability and fault are expressly denied.  Employee acknowledges that in the absence of this Agreement he/she has no entitlement to the Amount, the Additional Amount or any other consideration outlined herein.

1.2.                            GTx agrees that all currently unvested outstanding stock options previously granted to Employee, as described in Exhibit A attached hereto and made a part hereof, will immediately vest and become exercisable as of December 31, 2013. Additionally, the post-termination exercise period applicable to all of Employee’s outstanding vested stock options will be extended for a period of two (2) years from his date of Separation from Service through, and including, December 31, 2015, subject in each case to the earlier expiration of the original term of the applicable stock option grant.

2.                                      Release.  In consideration of the Severance Benefits in Section 1 and other good and valuable consideration, the receipt and sufficiency of which Employee hereby acknowledges, Employee releases and forever discharges GTx, its affiliates, and GTx’s and its affiliates’ members, officers, directors, shareholders, employees, successors, parents, agents, attorneys, insurers and assigns (“Released Parties”), from any and all claims, demands, obligations, or liabilities for injuries, death, losses and damages, whether personal, property or economic, whether now known or unknown, in any way arising out of or related to his/her employment with GTx, the terms and conditions of that employment, and the termination of employment, from the beginning of time up to and including the time of the signing this Agreement.

Employee represents that he/she has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this Agreement purports to waive, and he/she promises never to file or prosecute any lawsuit, complaint, claim for damages, or charge based on such claims.  This provision will not apply to non-waivable charges or claims brought before a governmental agency.  With respect to any such non-waivable claims, however, Employee agrees to waive his/her right (if any) to any monetary or other recovery, (including but not limited to reinstatement) should a governmental agency or other party pursue claims on his/her behalf, either individually or as part of any class or collective action, except where expressly prohibited by law, including the amount, if any, awarded to him/her by the Securities Exchange Commission (“SEC”) under Section 922 of the Dodd-Frank Act for providing original and independent information to the SEC which leads to the successful recovery of fines and penalties by the SEC in excess of $1 Million.  Employee understands that the claims he/she is releasing may arise under various laws and under any possible legal, equitable, statutory, common law, or tort theory, including, but not limited to:

2.1                               Anti-discrimination statutes, such as the Age Discrimination in Employment Act (“ADEA”) (which prohibits age discrimination in employment); Title VII of the Civil Rights Act of 1964 (which prohibits discrimination or harassment based on race, color, national origin, religion, or sex); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the Americans With Disabilities Act, and the Rehabilitation Act of 1973 (which prohibits discrimination based on disability); 42 USC Section 1981 (which prohibits discrimination based on race); the Genetic Information Nondiscrimination Act of 2008 (which prohibits discrimination based on an employee’s genetic information); the Tennessee Handicapped Discrimination Act, § 8-50-103, et seq. (which prohibits discrimination based solely upon any physical, mental or visual handicap of the applicant, or because such person uses a guide dog); the Tennessee Human Rights Act, § 4-21-101, et seq. (which prohibits discrimination based on race, creed, color, religion, sex, age or national origin); and any other federal, state, or local law prohibiting employment discrimination, harassment, or retaliation of any kind.

2.2                               Other laws, such as the Family and Medical Leave Act of 1993 (“FMLA”), which requires employers to provide leaves of absence under certain circumstances; the Worker Adjustment and Retraining Notification Act (“WARN”), which requires that advance notice be given of certain work force reductions; the Tennessee Plant Closings and Reduction in Operations statute; the Fair Credit Reporting Act; the Occupational Safety and Health Act; any federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; whistleblowing laws; the Sarbanes-Oxley Act, which prohibits retaliation against employees/whistleblowers (including those who report or cause to be reported and those who assist in investigations) concerning alleged violations pertaining to certain types of fraud, including securities fraud, involving public companies; any federal, state, or local laws enforcing express or implied employment contracts or requiring employers to deal with employees fairly or in good faith; and any wage payment and collection law.

2.3                               Tort and contract claims, such as claims for wrongful or constructive discharge, retaliatory discharge, negligence, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of oral, express or implied contract, breach of covenants of good faith and fair dealing, and similar or related claims.

2.4                               Other released claims, include, without limitation, claims: (i) under the Employee Retirement Income Security Act of 1974; (ii) for compensation, stock options, bonuses, or lost wages; (iii) in any way related to design or administration of any employee benefit program; (iv) for severance or similar benefits or for post-employment health or group insurance benefits; (v) for fees, costs, or expenses of any attorneys who represent or have represented Employee; or (vi) any other state, federal or local laws relating to employment.

2.5                               Unknown claims:  Employee understands that he/she is releasing the Released Parties from claims that he/she may not know about as of the date hereof and that this is his/her knowing and voluntary intent even though someday he/she might learn that some or all of the facts he/she currently believes to be true are untrue and even though he/she might then regret having signed this Agreement.  Employee is expressly assuming that risk and agrees that this Agreement shall remain effective in all respects in any such case.  Employee expressly waives all rights he/she might have under any law that is intended to protect him/her from waiving unknown claims, and Employee understands the significance of doing so.  However, nothing in this Release prevents or waives Employee’s right to challenge the validity of this Release under the ADEA as amended by the Older Workers Benefit Protection Act or otherwise.

3.                                      Representations/Warranties.  Employee represents, warrants, and covenants that he/she:

(i) has not sold, assigned or transferred any claim he/she is purporting to release, nor attempted to do so;

(ii) has the full legal authority to enter into this Agreement for himself/herself and his/her estate and requires no approval of anyone else;

(iii) relied on, or had the opportunity to obtain, the advice of attorneys of his/her choice concerning legal and tax consequences;

(iv) has completely read this Agreement, and/or had it explained to Employee by his/her attorney, if any; and

(v) fully understands and voluntarily accepts the terms of the Agreement.

4.                                      FMLA and FLSA Rights Honored.  Employee acknowledges that he/she has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he/she believes he/she is entitled under GTx’s policy and FMLA; that Employee has no pending request for FMLA leave; that GTx has not mistreated Employee in any way because of any illness or injury to Employee or any member of his/her family; and that Employee has received all monetary compensation, including hourly wages, salary and/or overtime compensation, to which he/she believes he/she is entitled under the Fair Labor Standards Act (“FLSA”).

5.                                      ADEA Release Requirements Satisfied.  Employee understands that this Agreement has to meet certain requirements to validly release any ADEA claims Employee might have, and Employee represents and warrants that all such requirements have been satisfied.  GTx hereby advises Employee that before signing this Agreement, he/she may take forty-five (45) days to consider this Agreement.  Employee acknowledges that: (i) he/she took advantage of as much of this period to consider this Agreement as he/she wished before signing; (ii) he/she carefully read this Agreement; (iii) he/she fully understands it; (iv) he/she entered into this Agreement knowingly and voluntarily (free from fraud, duress, coercion, or mistake of fact); (v) this Agreement is in writing and is understandable; (vi) in this Agreement, he/she waives current ADEA claims; (vii) he/she has not waived future ADEA claims that may arise after the date of execution of this Agreement; (viii) he/she is receiving valuable consideration in exchange for execution of this Agreement that he/she would not otherwise be entitled to receive; (ix) GTx hereby advises Employee in writing to discuss this Agreement with his/her attorney (at his/her own expense) prior to execution, and he/she has done so to the extent he/she deemed appropriate; and (x) he/she received with this Agreement, GTx’s Cumulative Information Disclosure Notice Concerning Reduction In Force.

6.                                      Agreement on Condition of Employment, and Confidentiality Agreement.

6.1                               Agreement on Condition of Employment:  Employee agrees that the Agreement on Condition of Employment which Employee signed on March 1, 2013 shall survive this Agreement and shall remain in full force and effect.  Employee hereby reconfirms, acknowledges and ratifies all obligations he/she has to GTx, including those set forth in the “Agreement on Condition of Employment.”

6.2                               Confidentiality Agreement:  Employee agrees that the Confidentiality Agreement which Employee signed on August 6, 2001 as a prospective employee shall survive this Agreement and shall remain in full force and effect.  Employee hereby reconfirms, acknowledges and ratifies all obligations he/she has to GTx, including those set forth in the “Confidentiality Agreement.”

6.3                               Return:  Except for such equipment as GTx shall have agreed in writing with Employee that Employee shall not be required to return to GTx, Employee represents that with this Agreement, he/she has returned all GTx property in his/her possession without exception and in whatsoever form including without limitation Information, Proprietary Information and Items, all property, things, documents, lab notebooks, reports, results, any and all documents with GTx information, records, emails, documents in electronic form, keys, pass cards, passwords, credit cards, computers, cell phones, handheld devices, disks, and other media of any kind relating to GTx and/or its customers, prospects and/or vendors, and any copies, in whole or part, whether or not prepared by him/her, all of which are the sole and exclusive property of GTx.

6.4                               Release Confidentiality:  Except for such information as the Company shall disclose in its public filings, Employee shall not disclose the terms of this Agreement or the Severance Benefits to anyone other than his/her spouse and his/her attorney or financial advisors and, even then, only if they agree to maintain the confidentiality thereof.  Such person’s disclosure of such information to any third party is a violation of this Agreement by Employee.  This section does not prohibit disclosure of the terms of this Agreement or the Severance Benefits to the extent necessary to enforce this Agreement or to the extent otherwise legally required.

7.                                      Review & Revocation.

7.1                               Review:  Before executing this Agreement, Employee may take 45 days to consider this Agreement.  Employee acknowledges and agrees that his/her waiver of rights under this Agreement is knowing and voluntary and complies in full with all criteria of the regulations promulgated under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, and any and all federal, state and local laws, regulations, and orders.  GTx hereby advises Employee in writing to consult with an attorney prior to executing this Agreement.  In the event that Employee executes this Agreement prior to the expiration of the 45-day period, he/she acknowledges that his/her execution was knowing and voluntary and not induced in any way by GTx or any other person.

7.2                               Revocation:  For a period of 7 days following his/her execution of this Agreement, Employee may revoke this Release.  If he/she wishes to revoke this Release, he/she must revoke in writing delivered by hand or confirmed facsimile prior to the end of the 7th day of the revocation period to Debbie Ellis, HR Director, 175 Toyota Plaza, Suite 700, Memphis, Tennessee 38103 (901) 844-8076(fax), or the revocation will not be effective.  If Employee timely revokes this Agreement, all provisions hereof will be null and void, including the Severance Benefits in Section 1 above.  If Employee does not advise Debbie Ellis in writing that he/she revokes this Release within 7 days of his/her execution of it, this Release shall be forever enforceable.  The 8th day following Employee’s execution of this Agreement shall be the Effective Date of this Release.  This Agreement is not effective or enforceable until the revocation period has expired.

8.                                      Governing Law.  Except to the extent governed by federal law, this Agreement shall be governed by the laws of and deemed to have been executed in the State of Tennessee, without reference to conflict of law principles.  This Agreement shall be deemed to be that negotiated and approved by both Parties and no rule of strict construction shall be applied against either party.

9.                                      Entire Agreement/Severability.  Subject to Sections 6.1 and 6.2 herein, this Agreement contains the entire agreement of and supersedes all prior discussions, negotiations, or agreements between the Parties.  The Parties have not relied on any promise, representation, or warranty not expressly set forth herein.  In the event that any word, phrase, sentence or provision violates any applicable statute, ordinance, or rule of law in any applicable jurisdiction, such provision shall be ineffective to the extent of such violation without invalidating any other provisions herein.  The Parties agree that each term of this Agreement is contractual and not merely a recital.

10.                               Successors: Employee agrees that this Agreement binds all of his/her heirs, administrators, representatives, executors, successors, attorneys and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

11.                               Waiver:  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12.                               Counterparts.  This Agreement may be signed in two counterparts, each of which shall be deemed an original when signed and shall constitute the same instrument.  The Parties agree that signatures that are faxed, or scanned or sent by electronic mail, shall be considered original signatures for purposes of executing this Agreement.

Employee acknowledges that he/she carefully read this Agreement, he/she understands completely its contents, he/she understands the significance and consequences of signing it, and he/she intends to be legally bound by its terms.  Employee acknowledges that he/she was given forty-five (45) days to consider executing this Agreement and that he/she has been advised in writing to review this Agreement with legal counsel prior to signing it.  Employee certifies that he/she has agreed to and signed this Agreement voluntarily and as his/her own free will, act, and deed, and for full and sufficient consideration.

IN WITNESS WHEREOF, each of the Parties have executed on the dates set forth below.

Dated: December 20, 2013	/s/ Mark E. Mosteller
Employee

Dated: December 20, 2013	GTx, INC.

/s/ Henry P. Doggrell, Vice President, Chief Legal Officer
Name, Title

EXHIBIT A

GTx, Inc.	PERSONNEL SUMMARY
AS OF 11/30/2013
Current
Report Type: All
ID is equal to 000096

		Grant	Grant				Exercised/				Outstanding/	Exercisable/
Name	ID	Number	Date	Plan/Type	Shares	Price	Released	Vested	Cancelled	Unvested	Unreleased	Releasable

Mosteller, Mark E	000096	0000125	8/6/2001	2000/NQ	25,500	$6.7800	2,500	2,500	23,000	0	0	0
		0000126	4/11/2002	2001/NQ	17,000	$6.7800	0	0	17,000	0	0	0
		0000127	8/1/2003	2002/NQ	17,000	$6.2400	17,000	17,000	0	0	0	0
		0000128	9/1/2003	2002/NQ	25,500	$6.2400	0	0	25,500	0	0	0
		0000129	7/28/2004	2001/NQ	10,000	$8.9000	0	10,000	0	0	10,000	10,000
		0000130	7/27/2005	2002/NQ	25,000	$10.8600	0	25,000	0	0	25,000	25,000
		0000941	1/1/2013	2004/NQ	55,000	$4.2000	0	0	0	55,000	55,000	0
		0000296	1/1/2007	2004/NQ	18,400	$17.8400	0	18,400	0	0	18,400	18,400
		0000380	1/1/2008	2004/NQ	25,000	$14.3500	0	25,000	0	0	25,000	25,000
		0000509	1/1/2009	2004/NQ	25,000	$16.8400	0	16,667	0	8,333	25,000	16,667
		0000634	1/1/2010	2004/NQ	35,000	$4.2000	0	21,000	0	14,000	35,000	21,000
		0000777	1/1/2011	2004/NQ	35,000	$2.6500	0	14,000	0	21,000	35,000	14,000
		00000864	1/1/2012	2004/NQ	35,000	$3.3600	0	7,000	0	28,000	35,000	7,000
		0000295	1/1/2007	2002/NQ	6,600	$17.8400	0	6,600	0	0	6,600	6,600

Name: Mosteller, Mark E					355,000		19,500	163,167	65,500	126,333	270,000	143,667

		TOTALS			355,000		19,500	163,167	65,500	126,333	270,000	143,667